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                                                                   Exhibit 10.43


CONFIDENTIAL MEMO

TO:      Bob Therrien

FROM:    Jim Pelusi

DATE:    06/16/00

RE:      Response to you and board

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The following points represent the agreement that you and I reached earlier this week.

1. I will make a commitment to continue my employment at Brooks for a minimum of one year.

2. Brooks will provide a 6 month severance commitment, if I leave Brooks for any reason (including my voluntary decision to leave) after the one year period.

3. All stock option grants would continue to vest during the severance period.

4.    Base compensation will be increased to $250,000 per year.

5.    Participation in bonus program at the 30% target level.

6. If I leave Brooks for any reason a pro-rata bonus payment will be made for the portion of the bonus period I was employed by Brooks. The 6 month severance period will not be included in the pro-rata bonus calculation.

7.    Additional grant of 60,000 shares with an effective date of May 31st.

8. Expenses billed directly to the company (similar to traditional Brooks executives).

Bob, I appreciate your willingness to work with me on these issues. As we discussed, I am 100%+ on board and motivated to grow the Factory Automation Software business for Brooks.


Jim Pelusi



                                            Approved: /s/ Robert J. Therrien
                                                      -------------------------
                                                      Robert J. Therrien


                                                      6/16/00